Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

525 UNIVERSITY AVENUE PALO ALTO, CALIFORNIA 94301 TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com January 29, 2021

FIRM/AFFILIATE OFFICES

—————-

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

NEW YORK

WASHINGTON, D.C.

WILMINGTON

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BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

HUYA Inc.

Building A3, E-Park

280 Hanxi Road

Panyu District, Guangzhou 511446

People’s Republic of China

Re:    U.S. Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to HUYA Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Huya”), in connection with the Agreement and Plan of Merger, dated as of October 12, 2020 (the “Merger Agreement”), by and among Huya, Tiger Company Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Huya (“Merger Sub”), DouYu International Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“DouYu”), and solely for purposes of the Specified Provisions, Nectarine Investment Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Tencent Holdings Limited. This opinion is being delivered in connection with the Registration Statement (File No. 333-250016) on Form S-4 originally filed on November 10, 2020 with the Securities and Exchange Commission, including the prospectus of Huya and proxy statement of DouYu, and as amended and supplemented through the date hereof (collectively, the “Registration Statement”). Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Huya, DouYu and Merger Sub. For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above (including, without limitation, the Merger Agreement) and the statements, representations, covenants and agreements made by Huya, DouYu and Merger Sub.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that, although the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Consequences” does not purport to summarize all possible United States federal income tax consequences of the Merger, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Merger that are anticipated to be material to U.S. Holders (as defined therein).

Except as expressly set forth above, we express no other opinion. This opinion has been prepared in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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